UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 6, 2004

Mercury Air Group, Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-07134	11-1800515
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5456 McConnell Ave, Los Angeles, California		90066
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	310 827-2737

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01. Other Events.

On December 6, 2004 Mercury Air Group, Inc. (the "Company"), Allied Capital Corporation ("Allied") and Mercury Air Centers’ Inc. ("MAC") agreed that MAC’s Closing Working Capital as of April 12, 2004 as defined in the Stock Purchase Agreement dated as of October 28, 2003 by and among the Company, Allied and MAC, as amended, (the "SPA") was $5,307,160. The SPA provided that: 1) Allied would pay the Company the amount by which the Closing Working Capital exceeded $3,585,575 (the "Working Capital Target"), or 2) the Company would pay Allied the amount by which the Working Capital Target exceeded the Closing Working Capital. The Company received $900,000 in July 2004 from Allied as an initial payment of the amount expected to be due the Company as a result of the Closing Working Capital exceeding the Working Capital Target and $738,491 on December 6, 2004 as a final payment, which includes accrued interest of $48,406 and is net of $131,500 due Allied for reimbursement of certain regulatory compliance improvements as provided for in the SPA.

In addition to the final payment associated with the Closing Working Capital, Allied and MAC agreed to assign to the Company all of MAC’s rights, title and interest to MAC’s pre-petition claims associated with Hawaiian Airlines in the amount of $329,245. Hawaiian Airlines, a customer of both the Company and MAC, filed for bankruptcy protection under chapter 11, title 11 of the United States Bankruptcy Code on March 21, 2003.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercury Air Group, Inc

December 8, 2004	By:	Robert Schlax

Name: Robert Schlax
Title: Vice President of Finance and Chief Financial Officer